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Exhibit 99.3

Report of Independent Accountants

To the Board of Directors and Shareholder of
Yamaha Motor Corporation, U.S.A.

        We have examined management's assertion, included in the accompanying Management Report, that Yamaha Motor Corporation, U.S.A. has complied in all material respects with the servicing and administration requirements of Sections 3.1(b), 3.2, 3.4, 3.5, 3.6(b), 3.8, Article IV and Section 8.8 of the Amended and Restated Master Pooling and Servicing Agreement dated May 1, 1999 and the applicable sections of the related Supplements to the Amended and Restated Master Pooling and Servicing Agreement, between Yamaha Motor Corporation, U.S.A. and Yamaha Motor Receivables Corporation for the year ended March 31, 2003. Management is responsible for Yamaha Motor Corporation, U.S.A.'s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Yamaha Motor Corporation, U.S.A.'s compliance based on our examination.

        Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Yamaha Motor Corporation, U.S.A.'s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Yamaha Motor Corporation, U.S.A.'s compliance with the specified requirements.

        In our opinion, management's assertion that Yamaha Motor Corporation, U.S.A. complied with the aforementioned requirements during the year ended March 31, 2003 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

Orange County, California
May 31, 2003

Management's Report on Yamaha Motor Corporation, U.S.A.'s Compliance, as Servicer, with the Servicing and Administration Requirements of the Amended and Restated Master Pooling and Servicing Agreement dated May 1, 1999 and, the related Supplements to the Amended and Restated Master Pooling and Servicing Agreement between Yamaha Motor Corporation, U.S.A. and Yamaha Motor Receivables Corporation

        Management of Yamaha Motor Corporation, U.S.A. is responsible, as Servicer, for compliance with the servicing and administration requirements of Sections 3.1(b), 3.2, 3.4, 3.5, 3.6, 3.8, Article IV and Section 8.8 of Amended and Restated Master Pooling and Servicing Agreement dated May 1, 1999 and, the applicable sections of the related Supplements to the Amended and Restated Master Pooling and Servicing Agreement, between Yamaha Motor Corporation, U.S.A. and Yamaha Motor Receivables Corporation.

        Management has performed an evaluation of Yamaha Motor Corporation, U.S.A.'s compliance with Sections 3.1(b), 3.2, 3.4, 3.5, 3.6(b), 3.8, Article IV and Section 8.8 of the Master Pooling and Servicing Agreement and the applicable sections of the related Supplements for the year ended March 31, 2003. Based upon this evaluation, management believes that Yamaha Motor Corporation, U.S.A., as Servicer, has complied in all material respects with the aforementioned sections of the Master Pooling and Servicing Agreement and the applicable sections of the related Supplements for the year ended March 31, 2003.

/s/ TAKUYA WATANABE Takuya Watanabe Senior Vice President & Secretary/Treasurer May 31, 2003
/s/ RUSSELL JURA Russell Jura Senior Vice President May 31, 2003

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  Exhibit 99.3